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[DREYER'S LOGO]

                                                                      EXHIBIT 99

FOR IMMEDIATE RELEASE


             DREYER'S GRAND ICE CREAM, INC. TO HOLD CONFERENCE CALL MONDAY APRIL 2, 2001 AT 10:30 A.M. EDT (7:30 A.M. PDT)

(Oakland, CA, April 2, 2001) - Dreyer's Grand Ice Cream, Inc. (NNM: DRYR) today announced that, despite a strong resurgence in March sales, earnings for the first quarter of 2001 will be below current estimates. The shortfall is due largely to the effect of high commodity and energy costs, particularly for dairy ingredients. The Company currently estimates that it is likely to record a loss for the first quarter in the range of ($.17) to ($.19) cents per share.

Price increases on premium ice cream implemented in the fourth quarter of 2000 dampened sales from December through February, especially in the West. However, sales recovered nicely in March. On a preliminary basis, premium dollar sales grew in March by about 17 percent versus prior year, and total sales grew by about 20 percent. These strong growth trends reinforce the Company's belief that its core strategies remain on track, and that it is continuing to build long-term profitability despite the impact of short-term commodity fluctuations.

The cost of cream, the Company's primary ingredient, rose sharply during the first quarter due to a variety of short-term factors, including lower U.S. fluid milk production in February and March, and concerns over the European cattle problems. The market price of butter, which is the benchmark used by the government to determine cream prices, has consequently spiked from roughly $1.13 per pound at the beginning of the quarter to over $1.60 currently, compared with average prices of roughly $1.10 per pound during the first quarter of 2000. The Company is also incurring higher prices for other ingredients, including vanilla and other flavorings.

While there is considerable uncertainty about the outlook for butter prices for the balance of 2001, there is a market consensus that they will remain well above prior year levels for most of the year. The average cost of butter in 2000 was $1.18 per pound, and current estimates from dairy forecasters range from $1.41 to $1.54 per pound for the full year of 2001. In general, a $.10 change in the average annual cost of butter would result in about a $.09 impact on the Company's full-year earnings per share.

Energy issues, including electricity in California, where the Company produces approximately 30 percent of its volume, are likely to add approximately $.06 per share

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to the Company's costs in 2001. Although some uncertainty remains regarding the energy situation in California, these estimates are based on currently available information.

The Company currently estimates that the combined impact of dairy and other cost factors will result in full-year earnings in the range of $1.00 to $1.05 per share, but cautions that this estimate is subject to further variability primarily due to dairy volatility. Earnings of $1.00 per share in 2001 would represent a 39 percent increase, following 118 percent in earnings growth last year.

"As we previously indicated, we will be in choppy waters on ingredient and energy costs for a while," said T. Gary Rogers, Chairman of Dreyer's Grand Ice Cream, Inc. "It is now clear that these costs will be higher than originally anticipated, at least in the short term. However, stocks of butter are solid when compared with inventories during past price spikes, and fluid milk supply historically bounces back quickly when prices are high."

"Our long term strategy is to build a preeminent company through a combination of brand leadership and distribution clout. Even in these times, we continue to gain competitive advantage from these two fundamental elements of our strategy. While the current commodity cost environment is difficult for us, it is even more difficult for our regional ice cream competitors who generally operate on narrower margins than we do. So, taking the longer term view, this period is likely to further accelerate the consolidation already underway in our industry and strengthen our position as the nation's leading brand."

Dreyer's Grand Ice Cream, Inc. manufactures and distributes a full spectrum of premium and superpremium ice creams. The Company's product lines are marketed under the Dreyer's brand name throughout the thirteen western states, Texas and certain markets in the Far East, and under the Edy's name throughout the remainder of the United States. Taken together, Dreyer's and Edy's is the best-selling brand of packaged ice cream and other premium frozen dairy dessert products in the country. Brands currently manufactured and distributed by Dreyer's include Homemade, Whole Fruit Sorbet, Starbucks(R), Godiva(R), Dreamery(TM), M&M/Mars and Healthy Choice(R). For more information on the Company and its products, please visit the Dreyer's website at www.icecream.com.

CONFERENCE CALL

Dreyer's Grand Ice Cream, Inc. (NNM: DRYR) will hold a conference call for analysts and investors today, Monday April 2, 2001, at 10:30 a.m. EDT (7:30 a.m.
PDT) to discuss this news release. The call will be webcast in its entirety from the Investor Information section of www.dreyers.com. A replay of the call will be available from the audio archives at the same website location and is incorporated by reference into this news release.

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FORWARD-LOOKING STATEMENTS

Certain statements contained in this press release, the forthcoming conference call, simultaneous webcast and audio replay are forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks and uncertainties, which may cause the Company's actual actions or results to differ materially from those contained in the forward-looking statements. Specific factors that might cause such a difference include, but are not limited to, the following: the Company's ability to achieve efficiencies in its manufacturing and distribution operations without negatively affecting sales; the cost of energy used in manufacturing and distribution; the cost of dairy raw materials and other commodities used in the Company's products; competitors' marketing and promotion responses; market conditions affecting the prices of the Company's products; the Company's ability to increase sales of its own branded products; and responsiveness of the trade and consumers to the Company's new products and marketing and promotional programs.

For further information contact: Scott Webster 510/450-4545